EXHIBIT 99.2

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION ANNOUNCES THE ELECTION OF
WILLIAM K. GERBER TO ITS BOARD OF DIRECTORS
Ann Arbor, Michigan — October 29, 2007
     Kaydon Corporation (NYSE:KDN) announced today that William K. Gerber, 53, has been elected to its Board of Directors. Mr. Gerber is Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a Fortune 500 company headquartered in Troy, Michigan. Mr. Gerber recently announced his plans to retire effective December 31, 2007, to form a private investment fund after nearly 10 years as CFO of Kelly Services. Kelly Services operates in 33 countries and territories, employs more than 750,000 employees annually, and had 2006 revenue of $5.5 billion. Prior to joining Kelly Services in 1998, Mr. Gerber held senior financial positions at The Limited, Inc., an international retailer. He is a CPA and has previously held financial positions at Arthur Andersen, Gould Inc., and Caterpillar, Inc.
     Mr. Gerber holds a Bachelor of Science degree in economics and finance from the Wharton School at the University of Pennsylvania, and a MBA degree from the Harvard Graduate School of Business Administration. Mr. Gerber also serves on the Board of Directors and Audit Committee of AK Steel.
     “Kaydon is pleased to have Bill join its Board of Directors. His broad business experience makes him an excellent addition to our Board”, said James O’Leary, Kaydon’s President and Chief Executive Officer. “Further, Bill’s extensive financial experience at Kelly Services during a period of domestic and international expansion will serve us particularly well as we look to opportunistically grow Kaydon for the benefit of its shareholders. I am confident he will play an important role and make meaningful contributions as an independent member of our Board and, most notably, its Audit Committee.”
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.

Contact:	James O’Leary President and Chief Executive Officer (734) 747-7025 ext. 2025
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